Exhibit 99.1

BeiGene Presents Updated Phase 1 Data on BTK Inhibitor BGB-3111 in Patients with Chronic Lymphocytic Leukemia and Small Lymphocytic Lymphoma at the 14th International Conference on Malignant Lymphoma

CAMBRIDGE, Mass. and BEIJING, China, June 14, 2017 (GLOBE NEWSWIRE) — BeiGene, Ltd. (NASDAQ:BGNE), a clinical-stage biopharmaceutical company developing innovative molecularly targeted and immuno-oncology drugs for the treatment of cancer, today presented updated clinical data from an ongoing Phase 1 study of BTK inhibitor BGB-3111 in patients with chronic lymphocytic leukemia (CLL) and small lymphocytic lymphoma (SLL) in a poster at the 14th International Conference on Malignant Lymphoma (14-ICML) in Lugano, Switzerland. The updated Phase 1 data continue to demonstrate that BGB-3111 is well tolerated and highly active in CLL/SLL, with a high overall response rate (94%) and a very low treatment discontinuation rate (3%) at a median follow-up of 10.5 months for efficacy evaluation.

“The updated data demonstrate that BGB-3111 has a high overall response rate in CLL and SLL, independent of poor-risk molecular features. It is also well tolerated, with only a single instance of toxicity-related discontinuation to date. Late-stage trials will further characterize BGB-3111’s clinical benefit and safety in CLL and SLL,” commented John Seymour, MBBS, FRACP, PhD, Director of Cancer Medicine at Peter MacCallum Cancer Centre in Victoria, Australia, and the lead author of the presentation.

“The Phase 1 data on BGB-3111 in CLL and SLL have matured favorably since our last presentation at the 2016 American Society for Hematology Annual Meeting in December 2016. The rate and durability of response suggest that the complete and sustained BTK inhibition achieved with BGB-3111 results in high activity in CLL and SLL patients in the study to date. These results further affirm our plans to develop this agent for CLL and SLL both in China, where we have an ongoing pivotal trial, and globally,” commented Jane Huang, MD, Chief Medical Officer, Hematology at BeiGene.

Summary of Results from the Ongoing Phase 1 Study

The multi-center, open-label Phase 1 trial of BGB-3111 in patients with B-cell malignancies is being conducted in Australia, New Zealand, South Korea, and the United States and consists of a dose-escalation phase and a dose-expansion phase in disease-specific cohorts, which include treatment naïve (TN) and relapsed/refractory (R/R) CLL/SLL. The ongoing dose-expansion component is testing doses of 160 mg twice a day (BID) or 320 mg once a day (QD). As of March 31, 2017, 69 patients with CLL or SLL (18 TN, 51 R/R) were enrolled in the study.

BGB-3111 was shown to be well tolerated in CLL/SLL. The most frequent adverse events (AEs) (>10%) of any attribution were petechiae/purpura/contusion (46%), fatigue (29%), upper respiratory tract infection (28%), cough (23%), diarrhea (22%), headache (19%), hematuria (15%), nausea (13%), rash (13%), arthralgia (12%), muscle spasms (12%), and urinary tract infection (12%); all of these events were grade 1 or 2 except for one case of grade 3 purpura (subcutaneous hemorrhage), which was the only major bleeding event. Additional adverse events of interest included one case of each grade 2 diarrhea and grade 2 atrial fibrillation. A total of 18 serious AEs (SAEs) occurred in 13 patients, with no SAE occurring in more than one patient. Only one patient discontinued treatment due to an AE, a grade 2 pleural effusion.

At the time of the data cutoff, 66 patients (16 TN and 50 R/R) had more than 12 weeks of follow-up and were evaluable for efficacy, and three other patients had less than 12 weeks of follow-up. After a median follow-up of 10.5 months (2.2-26.8 months), the overall response rate (ORR) was 94% (62/66) with complete responses (CRs) in 3% (2/66), partial responses (PRs) in 82% (54/66), and PRs with lymphocytosis (PR-Ls) in 9% (6/66) of patients. Stable disease (SD) was observed in 5% (3/66) of patients. The patient with pleural effusion discontinued treatment prior to week 12 and was not evaluable for response. There was one instance of Hodgkin’s transformation. In TN CLL/SLL, at a median follow-up time of 7.6 months (3.7-11.6 months), the ORR was 100% (16/16) with CRs in 6% (1/16), PRs in 81% (13/16) and PR-Ls in 13% (2/16) of patients. In R/R CLL/SLL, at a median follow-up time of 14.0 months (2.2-26.8 months), the ORR was 92% (46/50) with CRs in 2% (1/50), PRs in 82% (41/50), and PR-Ls in 8% (4/50) of patients. Stable disease was observed in 6% (3/50) patients.

Investor Call and Webcast Information

BeiGene will host an investor call and webcast to discuss the data presented at 14-ICML and its development program.

Date & Time: Friday, June 16, 2017, 2:00 PM CEST (8:00 AM EDT, 8:00 PM China Standard Time)

Dial-in Numbers: 1-845-675-0437 or 1-866-519-4004 (US), 400-620-8038 or 800-819-0121 (China), +852 30186771 (Hong Kong), or +65 67135090 (International)

Conference ID Number: 33044427

A live webcast and replay will be available on BeiGene’s investor website http://ir.beigene.com/. The dial-in replay will be available approximately two hours after the conference and will be available for two days following the event. It can be accessed by dialing 1-646-254-3697 (US), 400-632-2162 (China), +852 30512780 (Hong Kong), or +61 2 8199 0299 (International).

About BGB-3111

BGB-3111 is a potent and highly selective investigational small molecule inhibitor of

BTK (Bruton’s Tyrosine Kinase). BGB-3111 has demonstrated higher selectivity against BTK than ibrutinib (the only BTK inhibitor currently approved by the U.S. Food and Drug Administration and the European Medicines Agency) based on biochemical assays, higher exposure than ibrutinib based on their respective Phase I experience, and sustained 24-hour BTK occupancy in both the blood and the lymph node.

About BeiGene

BeiGene is a global, clinical-stage, research-based biotechnology company focused on molecularly targeted and immuno-oncology cancer therapeutics. With a team of over 400 employees in China, the United States, and Australia, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for the treatment of cancer. BeiGene is working to create combination solutions aimed at having both a meaningful and lasting impact on cancer patients.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the encouraging clinical data of BGB-3111 and our future development plans for BGB-3111. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene’s ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials; BeiGene’s ability to achieve market acceptance in the medical community necessary for commercial success; BeiGene’s ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene’s reliance on third parties to conduct preclinical studies and clinical trials and manufacturing; BeiGene’s limited operating history and BeiGene’s ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene’s subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor/Media Contact

Lucy Li, Ph.D.

+1 781-801-1800

ir@beigene.com

media@beigene.com